  As filed with the Securities and Exchange Commission on September 10, 2002
                                                    Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                              PECO Energy Company
            (Exact name of registrant as specified in its charter)

         Pennsylvania                       4911                   23-0970240
(State or other jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification Number)

                                 P.O. Box 8699
                              2301 Market Street
                          Philadelphia, PA 19101-8699
                                (215) 841-4000
                           http://www.exeloncorp.com
  (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                              Frank F. Frankowski
                            Chief Financial Officer
                            Vice President Finance
                                 P.O. Box 8699
                              2301 Market Street
                          Philadelphia, PA 19101-8699
                                (215) 841-6098
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                  Copies to:

           Todd D. Cutler                         Robert C. Gerlach
    Assistant Corporate Secretary                   Lisa M. Sloan
    and Assistant General Counsel     c/o Ballard Spahr Andrews & Ingersoll, LLP
            P.O. Box 8699                         1735 Market Street
         2301 Market Street                Philadelphia, Pennsylvania 19103
Philadelphia, Pennsylvania 19101-8699               (215) 864-8526
           (215) 841-4694                           (215) 864-8638
                                      and

   Approximate date of commencement of proposed sale to the public:   From time
to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                   Amount to be      Proposed           Proposed
                                                    registered   maximum offering  maximum aggregate       Amount of
Title of each class of securities to be registered    (1)(2)    price per unit (1) offering price (2) registration fee (2)
--------------------------------------------------------------------------------------------------------------------------
First and Refunding Mortgage Bonds................
--------------------------------------------------------------------------------------------------------------------------
PECO Energy Company Preferred Stock, no par value.
--------------------------------------------------------------------------------------------------------------------------
   Total.......................................... $900,000,000        100%           $900,000,000          $82,800

================================================================================
(1)We are registering a presently indeterminate principal amount or number of
   (a) First and Refunding Mortgage Bonds and (b) shares of Preferred Stock, no par value, which may be sold from time to time by us. The aggregate initial offering price of all First and Refunding Mortgage Bonds and Preferred Stock issued from time to time pursuant to this registration statement will not exceed $900,000,000. If any of the securities are issued at an original issue discount, the aggregate initial offering price as so discounted shall not exceed $900,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.
(2)Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

   We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not pemitted.


                     SUBJECT TO COMPLETION DATED   , 2002

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated       , 20  )

                                 $225,000,000

                              PECO Energy Company
[LOGO]
Peco/R/
An Exelon Company

            First and Refunding Mortgage Bonds,   % Series due

                                 -------------

   The bonds will bear interest at the annual rate of   % per year. We will pay
interest on the bonds on        and of         each year, beginning on
,    . The bonds will mature on         ,   20  . We may redeem some or all of
the bonds at any time at the redemption prices described in this prospectus supplement.

   The bonds will be secured equally with all other bonds outstanding or hereafter issued under our First and Refunding Mortgage.

                                 -------------

                                                           Per
                                                           Bond  Total
         -                                                 ----- -----
         Price to Investors (1)...........................     %   $
         Initial purchasers' discount.....................     %   $
         Proceeds, before expenses, to PECO Energy Company     %   $

(1)Plus accrued interest from        ,20  , if settlement occurs after that
   date.

                                 -------------

   The Bonds will be ready for delivery in book-entry form only through The
Depository Trust Company on or about         ,     .

    Please see "Risk Factors" beginning on page S-4 for a discussion of factors you should consider in connection with a purchase of the bonds.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------


Banc One Capital Markets, Inc.
                                                           Salomon Smith Barney

            The date of this prospectus supplement is       ,     .

   You should rely only on information contained in this document or the prospectus or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 -------------

                               TABLE OF CONTENTS

                                                             Page
                                                             ----

              Where You Can Find More Information...........  S-1

              PECO Energy Company...........................  S-2

              Corporate Structure...........................  S-3

              Risk Factors..................................  S-4

              Use of Proceeds...............................  S-7

              Capitalization................................  S-7

              Summary Historical Consolidated Financial Data  S-8

              Description of the Bonds......................  S-9

              Underwriting.................................. S-10

              Legal Matters................................. S-11


                                 -------------

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement and the attached prospectus contain information about our company and about the bonds. They also refer to information contained in other documents that we file with the Securities and Exchange Commission. If this prospectus supplement is inconsistent with the prospectus or the documents that are incorporated by reference in this prospectus, rely on this prospectus supplement.

   When we refer to "PECO," "the Company," "we," "our" or "us" in this prospectus supplement, we mean PECO Energy Company together with our subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

   In connection with this offering, we have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit information included in the registration statement. For a more complete understanding of this offer, you should refer to the registration statement, including its exhibits.

   The public may read and copy the registration statement and any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

                              PECO Energy Company
                           Attn: Investor Relations
                     10 South Dearborn Street, 36th Floor
                                P.O. Box 805379
                            Chicago, IL 60680-5379

   Information about us is also available on Exelon's web site at http://www.exeloncorp.com. This URL and the SEC's URL above are intended to be inactive textual references only. Such information on our or the SEC's web site is not a part of this prospectus.

                              PECO ENERGY COMPANY

   We are a subsidiary of Exelon Corporation ("Exelon") and are engaged principally in the purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers and in the purchase, distribution and sale of natural gas to residential, commercial and industrial customers. We deliver electricity to approximately 1.6 million customers and natural gas to approximately 440,000 customers.

   Our traditional retail service territory covers 2,107 square miles in southeastern Pennsylvania. We provide electric delivery service in an area of 1,972 square miles, with a population of approximately 3.6 million, including
1.6 million in the City of Philadelphia. Natural gas service is supplied in a 1,475 square mile area in southeastern Pennsylvania adjacent to Philadelphia, with a population of 1.9 million.

   Pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act (the "Competition Act"), the Commonwealth of Pennsylvania required the unbundling of retail electric services in Pennsylvania into separate generation, transmission and distribution services with open retail competition for generation services. Since the commencement of deregulation in 1999, we have served as the local distribution company providing electric distribution services to all customers in our service territory and bundled electric service to provider-of-last-resort customers, which are customers who do not or cannot choose an alternate electric generation supplier.

   As a result of deregulation, Exelon undertook a corporate restructuring to separate its unregulated generation and other competitive businesses from its regulated energy delivery businesses. As part of the corporate restructuring, effective January 1, 2001, our unregulated operations were transferred to separate subsidiaries of Exelon. The transferred assets and liabilities related to nuclear, fossil and hydroelectric generation and wholesale services and unregulated gas and electric sales activities, and administrative, information technology and other support for all other business activities of Exelon and its subsidiaries. In connection with the restructuring, we entered into a power purchase agreement with Exelon Generation Company, LLC, a wholly owned subsidiary of Exelon, to supply us with all of our electric load requirements for customers through 2010.

   As a public utility under the Pennsylvania Public Utility Code, we are subject to regulation by the Pennsylvania Public Utility Commission ("PUC"), including regulation as to electric distribution rates, retail gas rates, issuances of securities and certain other aspects of our operations. As a subsidiary of Exelon, a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), we are subject to a number of restrictions. As an electric utility under the Federal Power Act, we are also subject to regulation by the Federal Energy Regulatory Commission ("FERC" ) as to transmission rates and certain other aspects of our business, including interconnections and sales of transmission related assets.

   Our principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699, and our telephone number is (215) 841-4000.

                              CORPORATE STRUCTURE

   We were incorporated in Pennsylvania in 1929. We are an indirect wholly owned subsidiary of Exelon, a public utility holding company. Exelon is the result of the merger in October 2000 between us and Unicom Corporation, the former parent company of Commonwealth Edison Company. As part of a corporate restructuring of Exelon, effective January 1, 2001, our power generation assets and wholesale power marketing business, as well as the power generation assets and wholesale power marketing business of Commonwealth Edison Company, were transferred to Exelon Generation Company, LLC.

                                  [FLOWCHART]

                               Exelon Corporation
                 -----------------------------------------
     Exelon Energy Delivery                      Exelon Ventures
          Company, LLC                             Company, LLC
         ---------------                         ----------------
   Commonwealth    PECO Energy                Exelon          Exelon
  Edison Company    Company                  Generation      Enterprises
                                            Company, LLC    Company, LLC

        Electric and Gas          Generation and    Enterprises infrastructure
          Distribution            Power Marketing    services, communications
                                                       retail energy sales,
                                                         energy services
 -----------------------------    --------------------------------------------
            Regulated                              Unregulated

                                 RISK FACTORS

   In addition to the information contained elsewhere in this prospectus supplement, you should carefully consider the risks described below. Each of the following factors could have a material adverse effect on our business and could result in a loss or a decrease in the value of your investment.

We are subject to the risks inherent in the utility business and our cash flow and earnings could be adversely affected by changes in customer demand for energy, a failure to deliver on the part of our suppliers or, after our long-term contracts expire, high prices and volatile markets for purchased electricity.

   The utility business involves many operating risks. If our operating expenses exceed the levels recovered from retail customers for an extended period of time, our cash flow and earnings would be negatively affected. In addition, after our power purchase agreement with our affiliate Exelon Generation expires in 2010, our results could be affected by increases in purchased power costs. In addition, our provider-of-last-resort obligation may continue past the expiration of this contract, which, depending upon the volatility of the market for electricity at the time, could affect our operating expenses and therefore results. Factors that could cause purchased power costs to increase include, but are not limited to:

  . increases in demand due to, for example, weather, customer growth or customer obligations;

  .   below normal energy available in the market;

  . increases in purchases in wholesale markets at prices above the amount recovered in retail rates;

  . extended outages of any thermal or other generating facilities or the transmission lines that deliver energy to load centers; and

  . failure to perform on the part of any party from which we purchase capacity or energy.

Our financial performance also depends on our operation of our facilities.

   Failures of equipment or facilities in our distribution system may cause interruption of the services we provide, which could adversely affect our business. Failures of equipment or facilities could result in lost revenues, additional costs and possible claims against us for damages incurred by customers as a result of the outage. Our efforts to repair or replace equipment may not be successful or we may be unsuccessful in making the necessary improvements to our transmission and distribution system, causing service interruptions and having an adverse affect on our business.

   If our operating expenses exceed the levels recovered from retail customers for an extended period of time, our cash flow and earnings would be negatively affected.

Our business may be adversely affected by regulatory changes in the electric power and natural gas industries.

   Transmission and distribution of electricity remain regulated industries, while in many states, including the Commonwealth of Pennsylvania, electricity generation has been deregulated. The regulation of the electric power and natural gas industries, however, continues to undergo substantial changes at both the federal and state level. These changes have significantly affected the whole industry and the manner in which its participants conduct their businesses. Future changes in laws and regulations, including changes resulting from market volatility and increased security concerns, may have an effect on our business in ways that we cannot predict.

   Our revenues will be affected by rate reductions and rate caps currently in effect and any that may be imposed in the future. The rate caps limit our ability to recover increased expenses and the costs of investments in new transmission and distribution facilities through rates. As a result, our future results of operations will depend on our ability:

  . to deliver electricity and gas to our customers cost-effectively, particularly in light of the current caps on rates;

  .   to realize cost savings; and

  .   to manage our provider-of-last resort responsibilities.

Our financial performance depends on our ability to predict our load requirements.

   Under electric restructuring legislation in Pennsylvania, we are required to provide generation and distribution services as the provider-of-last-resort to customers who cannot or do not choose alternate suppliers or who choose to return to our utility after taking service elsewhere. This obligation may continue past the expiration of our power purchase agreement with Exelon Generation in 2010. Because the choice of electricity generation supplier lies with the customer, it is difficult for us to predict and plan for the level of customers and associated energy demand. If these obligations remain unchanged, we could be required to maintain reserves sufficient to serve 100% of the service territory load at a tariffed rate on the chance that customers who switched to new suppliers come back to us as a "last resort" option. A significant over- or under-estimation of such reserves may subject us to a commodity price risk. We continue to be obligated to provide a reliable delivery system under cost-based rates.

We have a limited operating history as a stand-alone transmission and distribution provider.

   We have operated as a separate, stand-alone electric and gas distribution entity since January 1, 2001. We depend on Exelon for some of our liquidity and capital resource needs and on our affiliates for generation as well as for certain general corporate and other services.

We are subject to control by Exelon.

   We are ultimately controlled by Exelon and, therefore, Exelon controls decisions regarding our business and has control over our management and affairs. In circumstances involving a conflict of interest between Exelon, on the one hand, and our creditors, on the other, Exelon could exercise its power to control us in a manner that would benefit Exelon to the detriment of our creditors, including the holders of the mortgage bonds.

Conflicts of interest may arise between us and our affiliate.

   We rely on purchases from our affiliate Exelon Generation under long-term contracts in order to supply electricity to our customers. Conflicts of interest may arise if we need to enforce the terms of agreements between us and Exelon Generation. Decisions concerning the interpretation or operation of these agreements could be made from perspectives other than the interests solely of our company or its creditors, including the holders of the mortgage bonds.

We are subject to regulation by the SEC under the Public Utility Holding Company Act.

   We are subject to regulation by the SEC under PUHCA. Under PUHCA, we cannot issue debt or equity securities or guaranties without the SEC's prior approval. Under PUHCA, generally, we can invest only in traditional electric and gas utility businesses and related businesses. As a utility subsidiary, however, we can issue securities without SEC approval provided that the issuance is approved by a state commission. PUHCA also imposes restrictions on transactions among affiliates. The restrictions imposed on us by PUHCA may limit our ability to pursue acquisition or development opportunities.

We are subject to regulation by the Pennsylvania Public Utility Commission.

   We are a public utility under the Pennsylvania Public Utility Code and, as a result, we are subject to regulation by the PUC as to electric distribution rates, retail gas rates, issuances of securities and certain other aspects of our operations. We cannot predict the ways in which changes in the regulation by the PUC could affect our business and operations.

We are subject to regulation by FERC.

   We also provide wholesale transmission service under rates established by FERC. FERC has used its regulation of transmission to encourage competition for wholesale generation services and the development of regional structures to facilitate regional wholesale markets. FERC continues to propose regulations regarding evolving wholesale markets. Further regulation by FERC in this area could affect our business in ways we cannot predict.

There is no public market for the bonds.

   We can give no assurances concerning the liquidity of any market that may develop for the bonds offered hereby, the ability of any investor to sell any of the bonds, or the price at which investors would be able to sell them. If a market for the bonds does not develop, investors may be unable to resell the bonds for an extended period of time, if at all. If a market for the bonds does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the bonds. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the bonds as collateral for loans.

                                USE OF PROCEEDS

   We intend to use the proceeds from the sale of the bonds, after deducting underwriting compensation and estimated fees and expenses, to repay commercial paper and for general corporate purposes. The proceeds of the commercial paper were used to pay at maturity the following:

  .   $175,000,000, 7.125% first mortgage bonds due September 1, 2002.

  .   $5,280,000, 7.5% first mortgage bonds due July 15, 2002.

  .   $41,636,000, 8.0% first mortgage bonds due April 1, 2002.

                                CAPITALIZATION

   The following table sets forth our short-term debt and capitalization as of June 30, 2002 (1) on a consolidated basis and (2) on a consolidated basis as adjusted to reflect this offering and the use of proceeds from this offering as set forth under "Use of Proceeds" above. This table should be read in conjunction with our consolidated financial statements and related notes for the periods ended June 30, 2002, incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

                                               As of June 30, 2002
                                               ------------------
                                                ($ in millions)
                                                       As Adjusted
                                                           for
                                               Actual  Offering(a)
                                               ------  -----------
              Short-term debt (b)............. $1,085    $  863
                                               ------    ------
              Capitalization:
                 Long-term debt (c):
                     Transition bonds (d)..... $4,132    $4,132
                     First mortgage bonds.....    509       734
                     Other long-term debt.....    228       228
                 Preferred securities.........    284       284
                 Common shareholders' equity..    385       385
                                               ------    ------
                     Total capitalization..... $5,538    $5,763
                                               ======    ======

--------
(a) Reflects the payment of $222 million of first mortgage bonds and commercial paper.
(b) Includes current maturities of long-term debt of $910 million, of which $280 million are transition bonds.
(c) Includes unamortized debt discounts and premiums. Excludes current maturities.
(d) Transition bonds represent bonds issued by our subsidiary to securitize a portion of our stranded cost recovery.

                SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table sets forth our summary historical consolidated financial data. The historical consolidated income statement data for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 and the historical consolidated balance sheet data as of December 31, 2001 and 2000 have been derived from our audited financial statements incorporated by reference into the accompanying prospectus. The historical consolidated income statement data for the six months ended June 30, 2002 and 2001 and the historical consolidated balance sheet data as of June 30, 2002 and 2001 have been derived from our unaudited financial statements incorporated by reference into the accompanying prospectus. As part of Exelon's restructuring, effective January 1, 2001, our unregulated generation and other competitive businesses and related assets and liabilities were transferred to separate subsidiaries of Exelon. The restructuring has had a significant impact on our assets, liabilities and equity and our results of operations. Our results of operations and assets and liabilities prior to January 2001 do not reflect the restructuring. You should read the following together with our historical consolidated financial statements and the related notes incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information."

                                          Years Ended December 31,   Six Months    Six Months
                                         -------------------------      Ended         Ended
                                           1999     2000     2001   June 30, 2001 June 30, 2002
                                         -------  -------  -------  ------------- -------------
                                                            ($ in millions)
Income Statement Data:
   Operating revenues................... $ 5,478  $ 5,950  $ 3,965     $ 1,957       $ 2,015
   Operating income.....................   1,373    1,222      999         533           461
   Net income on common stock...........     570      497      415         202           177
Cash Flow Data:
   EBITDA (a)........................... $ 1,731  $ 1,659  $ 1,415     $   733       $   682
   Cash interest paid (b)............... $   350  $   431  $   416     $   212       $   193
   Capital expenditures.................     491      549      264         122           123
   Cash flows from operating activities.     895      756      828         321           468
   Cash flows from investing activities.    (886)    (894)    (235)        (97)         (122)
   Cash flows from financing activities.      (3)     133     (579)       (257)         (306)

                                             As of December 31,
                                         -------------------------      As of         As of
                                           1999     2000     2001   June 30, 2001 June 30, 2002
                                         -------  -------  -------  ------------- -------------
                                                            ($ in millions)
Balance Sheet Data:
   Property, plant and equipment, net... $ 5,004  $ 5,158  $ 4,047     $ 3,976       $ 4,098
   Total assets.........................  13,087   14,776   10,745      10,841        10,717
   Long-term debt (c)...................   5,969    6,002    5,438       5,606         4,869
   Preferred securities.................     321      302      284         302           284
   Common shareholders' equity..........   1,773    1,638      323         243           385

--------
(a)EBITDA is defined as operating income plus depreciation and amortization as reported in the consolidated statements of cash flows. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP"). While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a measure in evaluating companies.
(b)Includes cash interest paid of $107 million, $268 million, $315 million, $158 million and $145 million in connection with transition bonds for the years ended December 31, 1999, 2000 and 2001, the six months ended June 30, 2001 and the six months ended June 30, 2002, respectively.
(c)Excludes current maturities of $128 million, $553 million, $548 million, $567 million and $910 million as of December 31, 1999, December 31, 2000, December 31, 2001, June 30, 2001 and June 30, 2002, respectively.

                           DESCRIPTION OF THE BONDS

   The following description is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. An investment in the bonds involves certain risks relating to our business, prospects, financial condition and results of operations and certain other risks relating to the terms of the bonds. These risks are described in "Risk Factors" beginning on page S-4 of this prospectus supplement.

Securities Offered..........  $225,000,000,   % First and Refunding Mortgage
                              Bonds due       ("bonds"). The bonds will be
                              issued under our mortgage as proposed to be further amended and supplemented by a supplemental mortgage indenture relating to the bonds (herein sometimes referred to collectively as the "mortgage"). Wachovia Bank, National
                              Association is the trustee under the mortgage
                              ("trustee").

Interest Payment Dates......                of each year, beginning
                                      ,    , until the principal is paid or
                              made available for payment. Interest on the bonds will accrue from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Maturity....................            ,    .

Optional Redemption.........

Security....................  The bonds will be secured equally with all other bonds outstanding or hereafter issued under the mortgage (sometimes referred to herein as the "mortgage bonds") by the lien of the mortgage. The lien of the mortgage, subject to (1) minor exceptions and certain excepted encumbrances that are defined in the mortgage and (2) the trustee's prior lien for compensation and expenses, constitutes a first lien on substantially all of our properties. The mortgage does not constitute a lien on any property owned by our subsidiaries or affiliates. Our properties consist principally of electric transmission and distribution lines and substations, gas distribution facilities and general office and service buildings.

                              We may not issue securities that will rank ahead of the mortgage bonds as to security. We may acquire property subject to prior liens. If such property is made the basis for the issuance of additional bonds after we acquire it, all additional bonds issued under the prior lien must be pledged with the trustee as additional security under the mortgage.

Form........................  The bonds will be issued in minimum denominations
                              of $       and integral multiples of $      in
                              excess of that. The bonds will be book-entry only and registered in the name of a nominee of DTC.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 2002, we have agreed to sell to the underwriters named
below, for whom Salomon Smith Barney and Banc One Capital Market, Inc. and Salomon Smith Barney Inc. are acting as representatives, the following respective principal amounts of the securities:

                                                  Principal
                           Underwriter             Amount
                           -----------             ------
                  Banc One Capital Markets, Inc.
                  Salomon Smith Barney Inc...... $
                                                 ------------
                  Total......................... $225,000,000
                                                 ============

   The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the bonds may be terminated.

   The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of % of the principal amount per bond. The underwriters and selling group members may allow a discount of % of the principal amount per bond on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

   We estimate that our out-of-pocket expenses for this offering will be
approximately $      .

   The bonds are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the bonds. However, they are not obligated to do so and may discontinue making a secondary market for the bonds at any time without notice. No assurance can be given as to how liquid the trading market for the bonds will be.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

   The underwriters and/or their affiliates have in the past and may in the future provide investment and commercial banking and other related services to us and our subsidiaries and affiliates in the ordinary course of business, for which the underwriters and/or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses. Banc One Capital Markets, Inc. is also a dealer in our commercial paper. John W. Rogers Jr., who is on the board of Exelon, is also a board member of Bank One Corp.

   In connection with the offering, underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of bonds in excess of the principal amount of the bonds the underwriters are obligated to purchase, which creates a syndicate short position.

  . Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the bonds originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the bonds or preventing or retarding a decline in the market price of the bonds. As a result, the price of the bonds may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering.

                                 LEGAL MATTERS

   Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, will provide an opinion as to legal matters in connection with the bonds. Certain legal matters will be passed on for the underwriters by Winston & Strawn, Chicago, Illinois. Winston & Strawn provides legal services to Exelon and certain of its subsidiaries from time to time.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED       , 2002.

PROSPECTUS

                              PECO Energy Company

[LOGO]
Peco/R/
An Exelon Company

                                 -------------

                              up to $900,000,000
                      First and Refunding Mortgage Bonds
                         Preferred Stock, no par value

                                 -------------

   We will provide you with more specific terms of the securities to be offered at any time in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

   We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $900,000,000.

                                 -------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

   This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

   The date of this prospectus is       , 2002.

   You should rely only on the information contained in this document or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. This prospectus and any related supplement may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

                                 -------------

                               TABLE OF CONTENTS

                                     Section                                       Page
                                     -------                                       ----

About this Prospectus.............................................................   1

Forward-Looking Statements........................................................   1

Where You Can Find More Information...............................................   2

Documents Incorporated by Reference...............................................   3

PECO Energy Company...............................................................   3

Use of Proceeds...................................................................   4

Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends...................................................   4

Description of the First and Refunding Mortgage Bonds.............................   5

Description of the Preferred Stock................................................   8

Book-Entry Bonds and Preferred Stock..............................................  11

Plan of Distribution..............................................................  13

Legal Matters.....................................................................  13

Experts...........................................................................  13

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process, relating to the first and refunding mortgage bonds and the preferred stock, no par value, generally described in this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $900,000,000.

   This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

   Unless otherwise indicated, all references in this prospectus or a supplement to "PECO Energy Company," "PECO," "we," "our," "us," or similar terms refer to PECO Energy Company together with our subsidiaries.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the documents we have filed with the SEC, which we have referenced under "Where You Can Find More Information" and "Documents Incorporated by Reference" contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements involve a number of risks and uncertainties, many of which are beyond our control. The following are among the most important factors that could cause actual results to differ materially from the forward-looking statements:

  .   the significant considerations and risks discussed in this prospectus;

  .   general and local economic, market or business conditions;

  . fluctuations in demand for electricity, capacity and ancillary services in the markets in which we operate;

  . uncertain obligations due to customers' right to choose generation suppliers;

  .   changes in laws or regulations that are applicable to us;

  .   environmental constraints on construction and operation; and

  .   access to capital.

   Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the securities described in this prospectus, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy the registration statement and any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Each outstanding series of our preferred stock is listed on the New York Stock Exchange where reports, proxy and information statements and other information about us may be inspected. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

                              PECO Energy Company
                           Attn: Investor Relations
                    10 South Dearborn Street, 36/th/ Floor
                                P.O. Box 805379
                            Chicago, IL 60680-5379

   This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading "Documents Incorporated By Reference" below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

   Information about us is also available on Exelon's web site at http://www.exeloncorp.com. This URL and the SEC's URL above are intended to be inactive textual references only. Such information on our or the SEC's web site is not a part of this prospectus.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus:

  .   PECO's Annual Report on Form 10-K for the fiscal year ended December 31,
      2001;

  .   PECO's Quarterly Report on Form 10-Q for the period ended March 31, 2002;

  .   PECO's Quarterly Report on Form 10-Q for the period ended June 30, 2002;
      and

  . PECO's Current Reports on Form 8-K filed August 2, 2002, July 16, 2002, April 25, 2002 and January 31, 2002.

   Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to PECO Energy Company, Attn: Investor Relations, 10 South Dearborn Street, 36/th/ Floor, P.O. Box 805379, Chicago, IL 60680-5379.

   Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

                              PECO ENERGY COMPANY

   We are a subsidiary of Exelon Corporation and are engaged principally in the purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers and in the purchase, distribution and sale of natural gas to residential, commercial and industrial customers. We deliver electricity to approximately 1.6 million customers and natural gas to approximately 440,000 customers.

   Our traditional retail service territory covers 2,107 square miles in southeastern Pennsylvania. We provide electric delivery service in an area of 1,972 square miles, with a population of approximately 3.6 million, including
1.6 million in the City of Philadelphia. Natural gas service is supplied in a 1,475 square mile area in southeastern Pennsylvania adjacent to Philadelphia, with a population of 1.9 million.

   Our principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699 and our telephone number is (215) 841-4000.

                                USE OF PROCEEDS

   The net proceeds from the sale of bonds and preferred stock will be added to our general funds and will be used for the repayment of outstanding indebtedness and for general corporate purposes, all as more specifically set forth in a prospectus supplement.

     RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following are our consolidated ratios of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

                                                          Years Ended December 31, Twelve Months
                                                          ------------------------     Ended
                                                          1997 1998 1999 2000 2001 June 30, 2002
                                                          ---- ---- ---- ---- ---- -------------
Ratio of earnings to fixed charges....................... 2.56 3.38 3.37 2.70 2.46     2.49
Ratio of earnings to combined fixed charges and preferred
  stock dividends........................................ 2.38 3.20 3.22 2.61 2.38     2.41

   The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction ("AFUDC"), to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the interest portion of all rental expense.

   The ratio of earnings to combined fixed charges and preferred stock dividends represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or AFUDC to which has been added fixed charges. Combined fixed charges and preferred stock dividends consist of interest costs and amortization of debt discount and premium on all indebtedness, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rental expense.

             DESCRIPTION OF THE FIRST AND REFUNDING MORTGAGE BONDS

   General. We will issue the first and refunding mortgage bonds in series under our First and Refunding Mortgage, dated May 1, 1923, as amended and supplemented by supplemental mortgage indentures and as proposed to be further amended and supplemented by a supplemental mortgage indenture relating to the offered series of bonds (herein sometimes referred to collectively as the "mortgage"). Wachovia Bank, National Association (formerly First Union National
Bank) is trustee under the mortgage (the "trustee").

   The following summary of the mortgage does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the mortgage. Certain terms used in this section are defined in the mortgage. Copies of the First and Refunding Mortgage and the supplemental mortgage indentures are on file with the SEC. Copies of supplemental mortgage indentures under which any series of bonds is to be issued will be filed with the SEC.

   Principal, Maturity and Interest. The aggregate principal amount of any series of bonds to be issued will be specified in the related prospectus supplement. Unless otherwise provided in the prospectus supplement, the bonds will be issued in book-entry form only. The bonds will be in denominations specified in the related prospectus supplement.

   The bonds will mature on the date or dates set forth in the related prospectus supplement. Interest will be payable on the bonds as set forth in the prospectus supplement until the principal is paid or made available for payment. Interest on the bonds will accrue and be calculated as set forth in the related prospectus supplement.

   For so long as the bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to The Depository Trust Company ("DTC") or its nominee. If the bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to such holder at such holder's registered address. Payment of principal of the bonds in certificated form will be made against surrender of those bonds at the office or agency of our company in the City of Philadelphia, Pennsylvania and an office or agency in the Borough of Manhattan, City of New York. Payment of interest on the bonds will be made to the person in whose name the bonds are registered at the close of business on record dates fixed by the Company which must be not more than 14 days prior to the relevant interest payment date. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the mortgage.

   All amounts paid by us for the payment of principal, premium (if any) or interest on any bonds that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such bonds will thereafter look only to us for payment thereof.

   Redemption. The redemption provisions, if any, for each series of bonds will be set forth in the related prospectus supplement.

   Security. The bonds will be secured equally with all other mortgage bonds outstanding or hereafter issued under the mortgage by the lien of the mortgage. The lien of the mortgage, subject to (1) minor exceptions and certain excepted encumbrances that are defined in the mortgage and (2) the trustee's prior lien for compensation and expenses, constitutes a first lien on substantially all of our properties. The mortgage does not constitute a lien on any property owned by our subsidiaries or affiliates. Our properties consist principally of electric transmission and distribution lines and substations, gas distribution facilities and general office and service buildings.

   We may not issue securities which will rank ahead of the mortgage bonds as to security. We may acquire property subject to prior liens. If such property is made the basis for the issuance of additional bonds after we acquire it, all additional bonds issued under the prior lien must be pledged with the trustee as additional security under the mortgage.

   Authentication and Delivery of Additional Bonds. The mortgage permits the issuance from time to time of additional mortgage bonds, without limit as to aggregate amount. Additional mortgage bonds may be in principal amount equal to:

      (1) the principal amount of underlying bonds secured by a prior lien upon property acquired by us after March 1, 1937 and deposited with the trustee under the mortgage;

      (2) the principal amount of any such underlying bonds redeemed or retired, or for the payment, redemption or retirement of which funds have been deposited in trust;

      (3) the principal amount of bonds previously authenticated under the mortgage on or after March 1, 1937, which have been delivered to the trustee;

      (4) the principal amount of bonds previously issued under the mortgage on or after March 1, 1937, which are being refunded or redeemed, if funds for the refunding or redemption have been deposited with the trustee;

      (5) an amount not exceeding 60% of the actual cost or the fair value, whichever is less, of the net amount of permanent additions to the property subject to the lien of the mortgage, made or acquired after November 30, 1941, and of additional plants or property acquired by us after November 30, 1941, and to be used in connection with its electric or gas business as part of one connected system and located in Pennsylvania or within 150 miles of Philadelphia; and

      (6) the amount of cash deposited with the trustee, which cash shall not at any time exceed $3,000,000 or 10% of the aggregate principal amount of bonds then outstanding under the mortgage, whichever is greater, and which cash may subsequently be withdrawn to the extent of 60% of capital expenditures, as described in clause (5) above.

   No additional bonds may be issued under the mortgage as outlined in clauses
(5) and (6) and, in certain cases, clause (3) above, unless the net earnings test of the mortgage is satisfied. The net earnings test of the mortgage, which relates only to the issuance of additional mortgage bonds, requires for 12 consecutive calendar months, within the 15 calendar months immediately preceding the application for such bonds, that our net earnings, after deductions for amounts set aside for renewal and replacement or depreciations reserves and before provision for income taxes, must have been equal to at least twice the annual interest charges on all bonds outstanding under the mortgage (including those then applied for) and any other bonds secured by a lien on our property.

   Release and Substitution of Property. While no event of default exists, we may obtain the release of the lien of the mortgage on mortgaged property which is sold or exchanged if (1) we deposit or pledge cash or purchase money obligations with the trustee, or (2) in certain instances, if we substitute other property of equivalent value. The mortgage also contains certain requirements relating to our withdrawal or application of proceeds of released property and other funds held by the trustee.

   Corporate Existence. We may consolidate or merge with or into or convey, transfer or lease all, or substantially all, of the mortgage property to any corporation lawfully entitled to acquire or lease and operate the property, provided that: such consolidation, merger, conveyance, transfer or lease in no respect impairs the lien of the mortgage or any rights or powers of the trustee or the holders of the outstanding mortgage bonds; and such successor corporation executes and causes to be recorded an indenture which assumes all of the terms, covenants and conditions of the mortgage and any indenture supplement thereto.

   The mortgage does not contain any covenant or other provision that specifically is intended to afford holders of our mortgage bonds special protection in the event of a highly leveraged transaction. The issuance of long-term debt securities requires the approval of the PUC.

   Defaults. Events of default are defined in the mortgage as (1) default for 60 days in the payment of interest on mortgage bonds or sinking funds deposits under the mortgage, (2) default in the payment of principal of mortgage bonds under the mortgage at maturity or upon redemption, (3) default in the performance of any other covenant in the mortgage continuing for a period of 60 days after written notice from the trustee, and (4) certain events of bankruptcy or insolvency.

   Upon the authentication and delivery of additional mortgage bonds or the release of cash or property, we are required to file documents and reports with the trustee with respect to the absence of default.

   Rights of Bondholders upon Default. Upon the occurrence of an event of default, the holders of a majority in principal amount of all the outstanding mortgage bonds may require the trustee to accelerate the maturity of the mortgage bonds and to enforce the lien of the mortgage. Prior to any sale under the mortgage, and upon the remedying of all defaults, any such acceleration of the maturity of the mortgage bonds may be annulled by the holders of at least a majority in principal amount of all the outstanding mortgage bonds. The mortgage permits the trustee to require indemnity before proceeding to enforce the lien of the mortgage.

   Amendments. We and the trustee may amend the mortgage without the consent of the holders of the mortgage bonds: (1) to subject additional property to the lien to the mortgage; (2) to define the covenants and provisions permitted under or not inconsistent with the mortgage; (3) to add to the limitations of the authorized amounts, date of maturity, method, conditions and purposes of issue of any bonds issued under the mortgage; (4) to evidence the succession of another corporation to us and the assumption by a successor corporation of our covenants and obligations under the mortgage; (5) to make such provision in regard to matters or questions arising under the mortgage as may be necessary or desirable and not inconsistent with the mortgage.

   We and the trustee may amend the mortgage or modify the rights of the holders of the mortgage bonds with the written consent of at least 66 2/3% of the principal amount of the mortgage bonds then outstanding; provided, that no such amendment shall, without the written consent of the holder of each outstanding mortgage bond affected thereby: (1) change the date of maturity of the principal of, or any installment hereof on, any mortgage bond, or reduce the principal amount of any mortgage bond or the interest thereon or any premium payable on the redemption thereof, or change any place of payment where, or currency in which, any mortgage bond or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the date of maturity thereof; or (2) reduce the percentage in principal amount of the outstanding mortgage bonds, the consent of whose holders is required for any amendment, waiver of compliance with the provisions of the mortgage or certain defaults and their consequences; or (3) modify any of the amendment provisions or Section 22 of Article VIII (relating to waiver of default), except to increase any such percentage or to provide that certain other provisions of the mortgage cannot be modified or waived without the consent of the holder of each mortgage bond affected thereby.

   Governing Law. The mortgage is governed by the laws of the Commonwealth of Pennsylvania.

   Trustee.  Wachovia Bank, National Association (formerly First Union National
Bank), the trustee under the mortgage, is the registrar and disbursing agent for our mortgage bonds. Wachovia Bank, National Association is also our depository, from time to time makes loans to us and is trustee for a series of senior unsecured notes of Exelon Generation.

                      DESCRIPTION OF THE PREFERRED STOCK

   General. As of December 31, 2001, our authorized capital stock consists of 500,000,000 shares of common stock, without par value and 15,000,000 shares of preferred stock, without par value. As of August 1, 2002, there were 170,478,507 shares of common stock outstanding and 1,375 shares of preferred stock outstanding.

   Our Board of Directors is authorized, without further shareholder action, to divide the preferred stock into one or more series and to determine the following designations, preferences, limitations and special rights of any series (which for any series will be set forth in the related prospectus supplement):

  .   the annual dividend rate or rates;

  . the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, dissolution or winding up of our company;

  . the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

  . the price at and the terms and conditions upon which shares may be redeemed;

  . the terms and amount of any sinking fund for the purchase or redemption of shares of a series; and

  . the exchange or exchanges on which the preferred stock will be listed, if any.

   Dividend Rights. The annual dividend rate for each new series of preferred stock will be set forth in the applicable prospectus supplement. Dividends will be cumulative from the date of issuance and will be payable, when declared, quarterly on the first day of February, May, August and November. The dividends on shares of all series of preferred stock will be cumulative. Any limitations on our rights to pay dividends will be described in the applicable prospectus supplement.

   Unless dividends on all outstanding shares of preferred stock of all series shall have been paid for all past quarterly dividend periods, no dividends are paid or declared and no other distribution is made on the common stock, and no common stock shall be purchased or otherwise acquired for value by us.

   Voting Rights. Our articles of incorporation provide that the board of directors is to be classified into three classes. Holders of preferred stock and common stock elect an entire class for three-year terms. If and when dividends payable on all shares of the preferred stock are in default in an amount equal to four full quarterly dividends, and until all dividends then in default are paid or declared and set apart for payment, the holders of all shares of preferred stock, voting separately as a class, are entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors, and the holders of the common stock, voting separately as a class, are entitled to elect the remaining directors.

   Holders of preferred stock will be entitled to vote on certain matters relating to:

      (1) authorization of stock (other than a series of preferred stock) ranking prior to or on a parity with the preferred stock or any security convertible into shares of stock of such kinds;

      (2) change the express terms of the preferred stock or of any series thereof in a manner prejudicial to the holders thereof;

      (3) issuance of additional shares of preferred stock unless, for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the calendar month within which such additional shares are issued, net earnings applicable to the payment of dividends on the preferred stock and net income before payment of interest charges on indebtedness and after provision for depreciation and taxes shall have been, respectively, at least two times the dividend requirements upon the entire amount of preferred stock to be outstanding immediately after the proposed issue of such additional shares, and at least one and one-half times the aggregate of such dividend requirements and interest charges for such period on the entire amount of indebtedness then to be outstanding;

      (4) issuance of additional shares of preferred stock, unless our capital represented by the common stock together with its surplus is in the aggregate at least equal to the involuntary liquidating value of the preferred stock;

      (5) increase in the total authorized amount of preferred stock of all series; and

      (6) merger or consolidation with or into any corporation, or division, unless ordered, exempted, approved, or permitted by the SEC or other federal regulatory authority.

   Except as otherwise provided in the express terms of any series of preferred stock, the number of authorized shares of preferred stock of any series may be increased without vote or consent of the holders of the outstanding shares of the series affected, subject to the aggregate limit on the authorized number of shares of preferred stock. With respect to (1), (2), (3) and (4) above, the consent or affirmative vote of the holders of shares of the preferred stock entitled to cast at least two-thirds of the votes which all holders of preferred stock of all series then outstanding are entitled to cast (or of the affected series in the case of a change prejudicial to less than all series) is required; and with respect to (5) and (6), the consent or affirmative vote of the holders of shares of the preferred stock entitled to cast at least a majority of the votes which all holders of preferred stock of all series then issued and outstanding are entitled to cast is required.

   The preferred stock of all series constitutes one class in any vote of shareholders except as stated above, or some mandatory provision of law is controlling. At all meetings of the holders of preferred stock at which such holders have the right to vote, each holder of preferred stock of each series shall be entitled to one vote or fraction thereof, for each $100 or fraction thereof of involuntary liquidating value represented by the shares of preferred stock of such series held by each such holder.

   Liquidation Rights. Upon liquidation or dissolution of our company, holders of the preferred stock then outstanding are entitled to receive a cash payment per share equal to the liquidation value provided for the respective series, plus accrued and unpaid dividends to the date of liquidation, before any payment shall be made to holders of common stock.

   No dividend payment or distribution shall be made to holders of common stock, if, after giving effect to such dividend payment or distribution, our capital represented by the common stock, together with surplus, is less than the involuntary liquidating value of all outstanding preferred stock.

   The amount per share payable on each series of the new preferred stock in the event of any voluntary or involuntary liquidation will be set forth in the applicable prospectus supplement.

   Redemption Provisions. The redemption provisions, if any, with respect to each series of new preferred stock will be set forth in the applicable prospectus supplement. After payment of all dividends on all series of preferred stock for past dividend periods, we, by action of our Board of Directors, may redeem the whole or any part of any series of the preferred stock, to the extent permitted by the terms of that series of preferred stock, at any time or from time to time at the applicable redemption price of the shares of the particular series together with accrued and unpaid dividends.

   Sinking Fund. The sinking fund provisions, if any, with respect to each series of new preferred stock will be set forth in the applicable prospectus supplement.

   Miscellaneous. Holders of our preferred stock will not have any preemptive rights to subscribe for or purchase any additional shares of our capital stock, or other securities or other right or option to purchase shares of capital stock. The new preferred stock, when issued, will be fully paid and nonassessable.

   There is no provision restricting us from purchasing shares of preferred stock in the event of an arrearage in the payment of dividends or sinking fund obligations.

   Listing. We intend to list each series of preferred stock offered hereby on the New York Stock Exchange, but we are under no obligation to do so. The prospectus supplement will indicate whether and where the preferred stock to be issued will be listed.

                     BOOK-ENTRY BONDS AND PREFERRED STOCK

   Book-Entry, Delivery and Form. Unless otherwise specified in a prospectus supplement, the certificates representing first and refunding mortgage bonds or preferred stock will be in fully registered, global form ("global securities"). Ownership of beneficial interests in global securities will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

   So long as DTC or its nominee is the registered owner or holder of the global securities, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the bonds represented by such global securities for all purposes under the indenture or the preferred stock represented by such global securities. No beneficial owner of an interest in the global bonds or global certificates will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture with respect to bonds and, if applicable, Euroclear or Clearstream.

   Payments on the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee, or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment in respect of the global securities, will credit participants, accounts with payments in amounts proportionate to their respective beneficial ownership interests in of such global securities, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers.

   Such payments will be the responsibility of such participants.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of the certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   If DTC is at any time unwilling or unable to continue as a depositary for the global securities and a successor depositary is not appointed within 90 days, we will issue definitive, certificated original bonds or preferred stock, as the case may be, in exchange for the global securities.

   Euroclear has advised us as follows: Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

   Distributions with respect to global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

   Clearstream has advised us as follows: Clearstream is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

   Distributions with respect to mortgage bonds or preferred stock held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

                             PLAN OF DISTRIBUTION

   We may sell the first and refunding mortgage bonds and the preferred stock to or through underwriters, dealers or agents or directly to one or more other purchasers.

   The prospectus supplement sets forth the terms of the offering of the particular series or issue of mortgage bonds or preferred stock to which that prospectus relates, including, as applicable:

  . the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of those securities;

  .   the initial public offering or purchase price of those securities;

  . any underwriting discounts, commissions and other items constituting underwriters' compensation from us and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters or other dealers;

  .   any commission paid to agents;

  .   the net proceeds to us; and

  .   the securities exchanges, if any, on which the securities will be listed.

   The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and each of the underwriters will be obligated to purchase all of the securities of that series or issue allocated to it if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   The securities may be offered and sold by us directly or through agents that we designate from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named in, and any commission payable by us to that agent, will be set forth in the applicable prospectus supplement. Each agent will be acting on a best efforts basis for the period of its appointment.

   Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriter discounts and commissions under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, will provide an opinion as to legal matters in connection with the securities that we may offer. Additional legal matters may be passed on for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report or Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

                                 $225,000,000

                              PECO Energy Company

                      First and Refunding Mortgage Bonds,
                              % Series due

[LOGO]
Peco/R/
An Exelon Company

                                 -------------

                             PROSPECTUS SUPPLEMENT

                                      , 20

                                 -------------

                        Banc One Capital Markets, Inc.
                             Salomon Smith Barney

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

   The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:

          Securities and Exchange Commission registration fee $ 82,800
          Trustee's fees*.................................... $ 15,000
          Printing expenses*................................. $ 15,000
          Legal fees and expenses*........................... $150,000
          Accounting fees and expenses*...................... $ 30,000
          Rating Agency Fees*................................ $ 90,000
          Miscellaneous*..................................... $ 10,000
                                                              --------
          Total*............................................. $377,800
                                                              ========

--------
* Estimated

Item 15.  Indemnification Of Directors And Officers

   Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, permits, and in some cases requires, the indemnification of officers, directors and employees of the Registrant. Section 505 of the registrant's certificate of incorporation provides, as follows:

    . Section 505. Liability of Directors and Officers. An officer of the Corporation shall not be personally liable, as such, to the Corporation, and a director of the Corporation shall not be personally liable, as such for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expenses of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under these articles of incorporation, the bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   Additionally, Article VII of the Registrant's Bylaws sets forth the provisions relating to Indemnification of Directors, Officers and Other Authorized Representatives. This Article VII includes the following provisions:

    . Section 7.01 (a) sets forth the general rule of indemnification for the registrant as follows:

      "The corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

        (1) where such indemnification is expressly prohibited by applicable law;

        (2) where the conduct of the indemnified representative has been finally determined pursuant to Section 7.06 or otherwise:

          (i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. (S)(S) 513(b) and 1746(b) and 42 Pa.C.S. (S) 8365(b) or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

          (ii) to be based upon or attributable to the receipt by the indemnified representative from the corporation of a personal benefit to which the indemnified representative is not legally entitled; or

        (3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful."

    . Section 7.01(d)(2) defines "indemnified representative" as "any and all directors and officers of the corporation any other person designated as an indemnified representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise)."

    . Section 7.08 provides that "to the extent that an authorized representative of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
       Section 1741 or 1742 of the Business Corporation Law or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection therewith."

   The officers and employees of the registrant are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and the registrant is insured to the extent that it is required or permitted by law to indemnify the officers and employees for such loss. The premiums for such insurance are paid by the registrant.

Item 16.  Exhibits

   See Exhibit Index included with this Registration Statement which is incorporated herein by reference.

Item 17.  Undertakings

   The undersigned Registrant hereby undertakes:

      (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (7) For purposes of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, PECO Energy Company, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 9, 2002.

                                              PECO ENERGY COMPANY

                                              By:   /s/  FRANK F. FRANKOWSKI
                                                  -----------------------------
                                                    Name: Frank F. Frankowski
                                                     Title: Vice President,
                                                   Finance and Chief Financial
                                                             Officer

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank F. Frankowski and Kenneth G. Lawrence and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                    Title                  Date
            ---------                    -----                  ----

     /s/  KENNETH G. LAWRENCE President and Director,     September 9, 2002
     ------------------------ PECO Energy Company
       Kenneth G. Lawrence

     /s/ FRANK F. FRANKOWSKI Vice President, Finance and September 9, 2002 ------------------------ Chief Financial Officer,
       Frank F. Frankowski    PECO Energy Company

        /s/  JOHN W. ROWE     Director                    September 9, 2002
     ------------------------
           John W. Rowe

      /s/  PAMELA B. STROBEL  Director                    September 9, 2002
     ------------------------
        Pamela B. Strobel

     /s/  RUTH ANN M. GILLIS  Director                    September 9, 2002
     ------------------------
        Ruth Ann M. Gillis

       /s/  FRANK M. CLARK    Director                    September 9, 2002
     ------------------------
          Frank M. Clark

                                 EXHIBIT INDEX

       Exhibit
       Number                        Description
       ------                         -----------

        1.1    Form of Underwriting Agreement relating to first and refunding mortgage bonds.

        1.2    Form of Underwriting Agreement relating to preferred stock.

        3.1    Amended and Restated Articles of Incorporation of PECO Energy Company (file No. 1-1401, 2000
                 Form 10-K, Exhibit 3-3).

        3.2    Bylaws of PECO Energy Company, adopted February 26, 1990 and amended January 26, 1998 (File
                 No. 1-01401, 1997 Form 10-K, Exhibit 3-2).

        4.1    First and Refunding Mortgage dated May 1, 1923 between The Counties Gas and Electric Company
                 (predecessor to PECO Energy Company) and Fidelity Trust Company, Trustee (Wachovia Bank,
                 National Association, successor) (Registration No. 2-2281, Exhibit B-1).

        4.1.2  Supplemental Indentures to PECO Energy Company's First and Refunding Mortgage:

                 Dated as of                              File Reference                  Exhibit No.

                 May 1, 1927                              2-2881                          B-1(c)
                 March 1, 1937                            2-2881                          B-1(g)
                 December 1, 1941                         2-4863                          B-1(h)
                 November 1, 1944                         2-5472                          B-1(i)
                 December 1, 1946                         2-6821                          7-1(j)
                 September 1, 1957                        2-13562                         2(b)-17
                 May 1, 1958                              2-14020                         2(b)-18
                 March 1, 1968                            2-34051                         2(b)-24
                 March 1, 1981                            2-72802                         4-46
                 March 1, 1981                            2-72802                         4-47
                 December 1, 1984                         1-01401, 1984 Form 10-K         4-2(b)
                 April 1, 1991                            1-01401, 1991 Form 10-K         4(e)-76
                 December 1, 1991                         1-01401, 1991 Form 10-K         4(e)-77
                 April 1, 1992                            1-01401, March 31, 1992         4(e)-79
                                                          Form 10-Q
                 June 1, 1992                             1-01401, June 30, 1992          4(e)-81
                                                          Form 10-Q
                 July 15, 1992                            1-01401, June 30, 1992          4(e)-83
                                                          Form 10-Q
                 March 1, 1993                            1-01401, 1992 Form 10-K         4(e)-86
                 May 1, 1993                              1-01401, March 31, 1993         4(e)-88
                                                          Form 10-Q
                 May 1, 1993                              1-01401, March 31, 1993         4(e)-89
                                                          Form 10-Q
                 August 15, 1993                          1-01401, Form 8-A dated         4(e)-92
                                                          August 19, 1993
                 May 1, 1995                              1-01401, Form 8-K dated         4(e)-96
                                                          May 24, 1995
                 October 15, 2001                         1-01401, Form 10-K dated        4.2.1
                                                          April 1, 2002

        4.2    Form of Statement with Respect to Shares of Preferred Stock.

        4.3    Form of Supplemental Mortgage Indenture between PECO Energy Company and the Trustee.

        5      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

       12      Statement regarding computation of ratios of earnings.

       23.1    Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5).

       23.2    Consent of Independent Accountants.

       25      Statement of Eligibility of Trustee on Form T-1, as trustee for PECO Energy Company first and refunding mortgage bonds.
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